UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

REALTY FINANCE TRUST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

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EXPLANATORY NOTE

This supplement amends the Proxy Statement (the “Proxy Statement”) of Realty Finance Trust, Inc., Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2016 to provide updated disclosure and to revise Proposal 6, “Approval of Proposed Amendments to the Charter to Remove or Revise Certain Provisions Regarding the Conduct of Company Business” to remove the portion of the proposal related to Article XIV of our charter.

Special Committee

On February 16, 2016, a public, unlisted REIT externally managed by an affiliate of our external advisor (“Interested Party”) sent a letter (the “Indication of Interest”) to our independent directors stating that it was considering a possible combination with one or more of several public, unlisted REITs externally managed by affiliates of our external manager, including us. The Interested Party requested that we enter into a non-disclosure agreement to share certain non-public information. On February 26, 2016, the financial advisor of the Interested Party sent a letter to our independent directors that included a statement that it envisioned any combination being valued based on the relative net asset values of the combining entities and having cash as a component of the consideration.

As we disclosed in a Form 8-K filed with the SEC on May 6, 2016 and a Form 10-Q filed with the SEC on May 13, 2016, our Board of Directors (“Board”), with the unanimous agreement of all directors, formed a special committee consisting exclusively of independent directors and granted the special committee the authority to consider, review, evaluate and, if appropriate, negotiate the terms of any proposal received from the Interested Party or any alternative strategic transaction or transactions. Our Board also determined that no such strategic transaction would be recommended or approved by the Board unless first recommended to it by the special committee.

The special committee was also authorized to retain counsel and a financial advisor, and to solicit expressions of interest or other proposals for, and to consider, any alternative transactions to a transaction with the Interested Party. The special committee retained separate counsel to advise it in its efforts and is in the process of engaging a financial advisor. In forming the special committee, however, our Board also determined that so doing was not intended to reflect any decision to proceed with or to take any particular course of action with respect to any strategic transaction.

To date, the special committee has not engaged in any substantive discussions or negotiations related to the terms of a transaction with the Interested Party. In addition, there has not been any exchange of information or entry into any non-disclosure agreement. The special committee has also received indications of interest from third-parties unrelated to us or our external advisor regarding possible strategic transactions, but to date has not engaged in any substantive discussions or negotiations, nor exchanged information or entered into non-disclosure agreements, with any such parties. The special committee currently expects to consider any credible indications of interest or proposals received, whether from related or unrelated parties, and to solicit other proposals in due course and if and as it then deems appropriate, preferably after engaging a financial advisor. There are no assurances that the special committee or Board will pursue or consider any strategic transaction, or that any such pursuit or consideration will result in a transaction. We do not intend to comment on or disclose developments regarding the special committee’s activities unless and until we deem further disclosure to be appropriate or required.

Stockholder Litigation

On June 16, 2016, an action by a stockholder of the Company purporting to assert individual and derivative claims was brought against the Board seeking an injunction of the stockholder vote at the Annual Meeting unless and until the Company addressed certain alleged deficiencies in the Proxy Statement relating to the proposed amendment to Article XIV of the charter included in Proposal 6 (the “Derivative Litigation”). Specifically, the plaintiff alleged that the Company failed to disclose in the Proxy Statement a “planned transaction” between us and the Interested Party, and that such alleged “planned transaction” should be disclosed given that the amendment to Article XIV of the charter included in Proposal 6 would impose certain restrictions and requirements with respect to such a transaction. In addition, the plaintiff alleged that the Company improperly combined multiple charter amendments in Proposal 6.

Revised Proposal

As noted above, the special committee has not engaged in any substantive discussions or negotiations related to the terms of a transaction with the Interested Party. The Board believes the Derivative Litigation and the claim that there is a “planned transaction” is without merit. The charter amendments proposed in the Proxy Statement were intended to cause the charter to be consistent with the charters of publicly-traded REITs and to give the Company more flexibility in pursuing various ways to provide liquidity to our stockholders and in engaging in other transactions that may be beneficial to us and our stockholders.

However, the Board has decided that it is not in the best interest of the Company’s stockholders to continue to dedicate the Company’s financial and management resources to attending to the Derivative Litigation or to further delay the Annual Meeting, including the important business of electing directors and voting on the remaining charter amendments. Therefore, the Board has determined to revise Proposal 6, “Approval of Proposed Amendments to the Charter to Remove or Revise Certain Provisions Regarding the Conduct of Company Business” to remove the portion of the proposal related to Article XIV of our charter. The Board may in the future propose a charter amendment to delete or revise Article XIV, including in connection with seeking stockholder approval of a transaction to which Article XIV would otherwise apply. The other charter amendments in Proposal 6 and the amendments in Proposals 3, 4, 5, 7 and 8 remain unchanged.

Proposal 6, as amended to delete the portion of the proposal related to Article XIV, is as follows:

PROPOSAL NO. 6 — APPROVAL OF PROPOSED AMENDMENTS TO THE CHARTER
TO REMOVE OR REVISE CERTAIN PROVISIONS REGARDING THE CONDUCT
OF COMPANY BUSINESS

As described above under “Introductory Note — Proposals No. 3 through 8,” our current Charter includes provisions that are redundant, or may conflict, with the MGCL and provisions that are inconsistent with the charters of most publicly-traded REITs. In this Proposal No. 6, we are proposing to remove or revise those provisions that limit or regulate how the Company operates, all as more particularly described below:

Article 9.3. Investment Limitations.  If adopted, this proposal would create an exception to the investment limitations contained in Section 9.3 to the extent the investment is approved by a majority of Independent Directors.

We believe our Board of Directors should have the authority, constrained by the standard of conduct imposed on each director by the MGCL, to decide what type of assets we should invest in or the type of transactions in which we may engage, subject to the requirement that our Independent Directors approve the investments specified in Section 9.3. We believe that increased flexibility could be advantageous in implementing our business plan. Nevertheless, revising this Section may increase the risk that we will pursue transactions such as those referenced above, which, if the investments perform poorly, could adversely affect our results of operations and the value of your investment in us.

The summary above is wholly qualified by the complete text of the Proposed Amended and Restated Charter, which is attached hereto as Exhibit A-I and incorporated herein by reference (except that the deletion of Article XIV reflected there should be ignored). The text of the Proposed Amended and Restated Charter has been marked in Exhibit A-II to reflect all the proposed amendments from the current Charter (except that the deletion of Article XIV reflected there should be ignored).

APPROVAL OF THIS PROPOSAL AT THE ANNUAL MEETING WILL REQUIRE THE AFFIRMATIVE VOTE OF THE MAJORITY OF ALL THE VOTES ENTITLED TO BE CAST, WHICH MEANS THAT AN ABSTENTION, BROKER NON-VOTE OR FAILURE TO VOTE WILL HAVE THE EFFECT OF A VOTE “AGAINST” THIS PROPOSAL.

IN ADDITION, APPROVAL OF EACH OF PROPOSALS NO. 3 THROUGH 8, INCLUDING THIS PROPOSAL, IS CONDITIONED ON APPROVAL OF EACH OTHER OF PROPOSALS NO. 3 THROUGH 8. THIS MEANS THAT AN ABSTENTION, BROKER NON-VOTE, FAILURE TO VOTE OR VOTE “AGAINST” THIS PROPOSAL WILL HAVE THE EFFECT OF A VOTE “AGAINST” ALL THE OTHER PROPOSED AMENDMENTS TO OUR CHARTER.

Except as described in this supplement, the information provided in the Proxy Statement continues to apply. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current. The Proxy Statement contains important additional information. This supplement should be read in conjunction with the Proxy Statement.

Annual Meeting

The Annual Meeting has been adjourned to Friday, June 24, 2016 at 4:00 p.m. (local time) to be held at 405 Park Avenue, New York, New York.

The Company notes the following important matters regarding voting:

•	If you already submitted a proxy card or voting instructions, you do not need to resubmit proxies or voting instructions with different directions, unless you wish to change votes previously cast on the remaining proposals or withdraw your proxy entirely.

•	If you do not wish to change votes previously cast on the remaining proposals, you do not need to sign new proxy cards or submit new voting instructions solely as a result of the revision of Proposal 6.

•	Proxy cards or voting instructions received or to be received with direction on Proposal 6 will be voted on Proposal 6 as revised.

Director Resignation

As disclosed in our Form 8-K filed with the SEC on May 19, 2016 and our Form 8-K/A filed with the SEC on May 24, 2016, Dr. Robert J. Froehlich, whose term as a director was due to expire at our Annual Meeting since he was not nominated by the Board for re-election as a director, resigned from the Board effective May 15, 2016. Please refer to the above-referenced SEC filings for additional information.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Annual Meeting, the Company previously filed its definitive proxy statement with the SEC and made available its definitive proxy statement and proxy card to stockholders on April 29, 2016. Before making any voting decision, you are urged to read the definitive proxy statement and all related proxy materials carefully. Copies of the definitive proxy statement and all other proxy materials are available at www.proxyvote.com/RFT.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and files annual, quarterly, and current reports, proxy statements and other information with the SEC. You can read the Company’s SEC filings, including the Proxy Statement, through the Internet at the SEC’s website at www.sec.gov, or at the Company’s website at www.realtyfinancetrust.com. You may also read and copy any document that the Company files with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.